Emergent BioSolutions Completes Sale of RSDL® (Reactive Skin Decontamination Lotion) Kit to SERB Pharmaceuticals for $75 Million

GAITHERSBURG, Md., July 31, 2024 (GLOBE NEWSWIRE) – Today, Emergent BioSolutions Inc. (NYSE: EBS) announced the sale of RSDL® (Reactive Skin Decontamination Lotion) kit to SERB Pharmaceuticals, a global pharmaceutical company, for a purchase price of approximately $75 million. In addition, SERB will pay Emergent a $5 million payment upon achievement of a milestone related to the sourcing of a certain component of RSDL®. The transaction has signed and closed simultaneously.

In addition, SERB will acquire and maintain operations of Emergent’s leased manufacturing facility in Hattiesburg, Mississippi, and several site-based employees who support RSDL® will join SERB. SERB will also acquire the RSDL® product inventory as part of the transaction and will assume certain related contracts. Emergent’s Winnipeg facility will continue to manufacture and supply bulk lotion to SERB under a long-term supply agreement between the two companies.

“For years, our colleagues have proudly manufactured, sold and distributed RSDL® to many branches of the U.S. government to ensure military personnel safety and public health preparedness,” said Joe Papa, president and chief executive officer at Emergent. “SERB is a well-positioned global leader that is expected to continue to make RSDL® readily available for the U.S. and allied governments.”

This transaction follows Emergent’s announcement to sell its drug product facility in Baltimore-Camden, as well as operational changes, which are key actions in its multi-year plan. The net proceeds from the sale of RSDL® and the Baltimore-Camden facility will reduce or eliminate the Junior Capital Raise requirements under Emergent's amended credit facility, a requirement that was recently extended to September 29, 2024.

Papa continued, “As discussed on our recent quarterly earnings call, the decision to divest RSDL® is driven by our efforts to significantly reduce Emergent’s total debt in 2024. Today, we expect to decrease our debt by more than $150 million through operating performance improvements, working capital reductions and product/asset divestments. We are keenly focused on stabilizing the financial health of the company to enable future sustainable growth and profitability.”

For Emergent, Evercore served as financial advisor, and Covington & Burling LLP served as legal counsel in connection with this transaction.

About RSDL® (Reactive Skin Decontamination Lotion)
RSDL® is an FDA-cleared device provided as kit consisting of a lotion impregnated sponge in a packet, it is intended to remove or neutralize chemical warfare agents from the skin. The RSDL® kit was initially developed by Defence Research and Development Canada, an agency of the Canadian Department of National Defence, to prepare the Canadian forces for chemical warfare attacks. The U.S. Department of Defense became interested in RSDL® and the military then filed with the United States Food and Drug Administration (FDA). The FDA 510(k) cleared RSDL in 2003. The European CE Mark, Australian Therapeutic Goods Administration and Israeli Ministry of Health approvals were later issued. The RSDL® kit has been adopted by numerous militaries around the world with over 15 million packets of RSDL® sold in over 30 countries.

The Reactive Skin Decontamination Lotion is intended to remove or neutralize chemical warfare agents, and T-2 Toxin from the skin.

RSDL® is for external use only. It should be used only if chemical warfare agent exposure is suspected and as directed. It is not for prophylactic use or whole body decontamination. An RSDL® ingredient is absorbed through the skin and may cause adverse effects. Prolonged skin contact and contact with the eyes and mucous membranes must be avoided. RSDL® may cause skin irritation and should be removed when conditions permit.

About Emergent BioSolutions
At Emergent, our mission is to protect and enhance life. For 25 years, we’ve been at work defending people from things we hope will never happen—so we are prepared just in case they ever do. We provide solutions for complex and urgent public health threats through a portfolio of vaccines and therapeutics that we develop and manufacture for governments and consumers. We also offer a range of integrated contract development and manufacturing services for pharmaceutical and biotechnology customers. To learn more about how we plan to protect or enhance 1 billion lives by 2030, visit our website and follow us on LinkedIn, X, Instagram, Apple Podcasts and Spotify.

SAFE HARBOR STATEMENT
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding Emergent’s ability to achieve the objectives of the RSDL® divestment, including achieving improvement in cost structure and performance by streamlining Emergent’s manufacturing network, and Emergent’s future results, and any other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "future", "goal," "intend," "may," "plan," "position," "possible," "potential," "predict," "project," "should," "target", "will," "would," and similar expressions or variations thereof, or the negative thereof, are forward-looking statements. Forward-looking statements are based on our current intentions, beliefs and expectations regarding future events based on information that is currently available. We cannot guarantee that any forward-looking statement will be accurate. Readers should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date of this press release and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause our actual results to differ materially from those indicated by any forward-looking statements. Readers should consider this cautionary statement, as well as the risk factors and other disclosures included in our periodic reports filed with the U.S. Securities and Exchange Commission, when evaluating our forward-looking statements.

Investor Contact:
Richard S. Lindahl Executive Vice President, CFO
lindahlr@ebsi.com

Media Contact:
Assal Hellmer Vice President, Communications
mediarelations@ebsi.com